EXHIBIT 4.1

SUBSCRIPTION FOR UNITS

(Section 2.3 Accredited Investor Exemption Pursuant to “National Instrument 45-106 – Prospectus and Registration Exemptions” – Alberta and British Columbia Residents Only)

TO:	Deep Well Oil & Gas, Inc. (the "Corporation")
Suite 700, 10150 – 100 Street
Edmonton, Alberta  T5J 0P6

The undersigned subscriber (the “Subscriber”) acknowledges that the Corporation is proceeding with an offering (“Offering”) of ● units (“Units”) at a price of US$0.07 per Unit for gross proceeds of US$ ●. Each Unit is comprised of one (1) common share (“Common Share”) and one (1) Common Share purchase warrant (“Whole Warrant”).  Each Whole Warrant entitles the holder to purchase one (1) Common Share at a price of US$0.105 for a period of three (3) years from the Closing Date, provided that if the closing price of the Common Shares of the Corporation on the principal market on which such shares trade is equal to or exceeds US$1.00 for thirty (30) consecutive trading days, the Warrant Term shall automatically accelerate to the date which is thirty (30) calendar days following the date that written notice has been given to the warrantholder.  The undersigned Subscriber hereby tenders to the Corporation this subscription offer which, upon acceptance by the Corporation, will constitute an agreement of the Subscriber to subscribe for, take up, purchase and pay for and, on the part of the Corporation, to issue and sell to the Subscriber, the number of Units set out below on the terms and subject to the conditions set out in this Subscription Agreement.  Until the Closing of the Offering, all subscription funds shall be held in a non-interest bearing account of the Corporation.  Upon Closing of the Offering, all of the subscription proceeds (net of expenses thereon) will be released to the Corporation.  In the event the Offering does not close, any and all subscription proceeds will be returned to subscribers without interest, deduction or penalty. The Subscriber hereby acknowledges and agrees that the terms and conditions contained in the attached Schedule “A” form part of this Subscription Agreement and are incorporated herein by reference.

_____________________________________
Name of Subscriber – please print

By:          _____________________________
Authorized Signature

_____________________________________
Official Capacity or Title – please print

Date: ________________________________

_____________________________________
(Please print name of individual whose signature appears above if different than the name of the Subscriber printed above.)

Subscriber's Address

____________________________________

____________________________________
Facsimile Number

____________________________________
Telephone Number              E-Mail Address
Number of Units:

Aggregate Subscription Price (No. of Units X US$0.07 per Unit):

No. of Common Shares Currently Held (excluding Common Shares comprising the Units subscribed for herein): None.

Register the Units as set forth below:

________________________________________
Name

________________________________________
Address

________________________________________

Address

_______________________________________

ACCEPTANCE: The Corporation hereby accepts the above subscription as of this _____ day of ____________, 2010 and the Corporation represents and warrants to the Subscriber that the representations and warranties made by the Corporation are true and correct in all material respects as in all material respects as of this date and that the Subscriber is entitled to rely thereon.

DEEP WELL OIL & GAS, INC.

By:

This is the first page of an agreement comprised of 9 pages (not including Exhibits).

SCHEDULE “A”  -TERMS AND CONDITIONS OF SUBSCRIPTION FOR
UNITS OF DEEP WELL OIL & GAS, INC.

Definitions

In this Subscription Agreement:

(a)
“Closing” or “Closing Date” means the closing of the Offering initially expected to occur on or about ● , 2010 or such other date or dates as may be determined by the Corporation in its sole discretion and such other subsequent closings as may be required to complete the Offering;

(b)	“Common Share” means a common share in the capital stock of the Corporation;

(c)	“Corporation” means Deep Well Oil & Gas, Inc.;

(d)	“NI 45-102” means National Instrument 45-102 - Resale of Securities;

(e)	“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions;

(f)	“Offering” means the offering of Units by the Corporation at US$0.07 per Unit;

(g)
“Prior Share Issuance Reservations” means all previously reserved share issuances including the ten percent (10%) of the issued and outstanding share capital which may be granted as options pursuant to the Corporation’s stock option plan.

(h)	“Securities” means the Units, the Common Shares and the Whole Warrants comprising the Units, and the Warrant Shares;

(i)	“Subscriber” means the person or company identified as the Subscriber on the face page of this Subscription Agreement;

(j)	“Subscription Agreement” means this agreement, together with the exhibits attached hereto, as amended or supplemented from time to time;

(k)	“Subscription Price” means the aggregate subscription price paid by the Subscriber, being the number of Units subscribed for multiplied by US$0.07 per Unit;

(l)	“Unit” means a unit consisting of one (1) Common Share and one (1) Whole Warrant;

(m)	;“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(n)	;“U.S. Person” means “U.S. person” as that term is defined in Regulation S under the U.S. Securities Act

(o)	;“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(p)	“Warrant Share” means a Common Share issuable upon exercise of a Whole Warrant;

(q)
“Warrant Term” means the period commencing at Closing and continuing until 4:30 p.m. (Edmonton time) on the date which is three (3) years following the Closing Date (or, if such date is not a business day, on the first business day which is at least three (3) years following the Closing Date), subject to amendments to the expiry provisions in accordance with paragraphs 5 and 13; and

(r)
“Whole Warrant” means one (1) Common Share purchase warrant of the Corporation entitling the holder to purchase one (1) Common Share of the Corporation at a price of US$0.105 for a period of three (3) years from the Closing Date.

Terms of the Offering

1.           The Subscriber hereby confirms its subscription for and agrees to take up the Units as provided for on the initial page of this Subscription Agreement and delivers herewith a certified cheque, wire transfer or bank draft payable to the Corporation in the amount of the Subscription Price and authorizes the Corporation to release the said funds for use by the Corporation on Closing against delivery to the Subscriber of duly issued certificates representing the Common Shares and Whole Warrants comprising the Units subscribed for herein.

2.           The Subscriber acknowledges that the Units subscribed for hereunder consist of a sale by the Corporation of ● Units of the Corporation at a subscription price of US$0.07 per Unit.

3.           The Subscriber acknowledges that if the Offering does not close on any subscriptions received, the amounts received for subscriptions will be promptly returned by the Corporation to subscribers without interest, deduction or penalty.  The Units offered are subject to acceptance by the Corporation and to rejection or allotment by the Corporation in whole or in part and the Corporation reserves the right to discontinue the Offering at any time without notice.

4.           The Subscriber acknowledges that this Subscription Agreement and the Exhibits hereto require the Subscriber to provide certain personal information to the Corporation.  Such information is being collected by the Corporation for the purposes of completing the Offering, which includes, without limitation, determining the Subscriber's eligibility to purchase the Units under applicable securities legislation, preparing and registering certificates representing Units to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority.  The Subscriber's personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities, (b) the Corporation's registrar and transfer agent, and (c) any of the other parties involved in the Offering, including legal counsel and may be included in record books in connection with the Offering.  By executing this Subscription Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of the Subscriber's personal information.  The Subscriber also consents to the filing of copies or originals of any of the Subscriber's documents described in Section 15 hereof as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.

5.           The Subscriber acknowledges that the issuance of the Warrant Shares are subject to Prior Share Issuance Reservations, including the number of Common Shares available to be granted pursuant to the Corporation’s stock option plan equal to ten percent (10%) of the Corporation’s issued and outstanding Common Shares, such that in the event the issuance of the Warrant Shares exceeds the Corporation’s then authorized share capital, taking into consideration all of the Prior Share Issuance Reservations, the Whole Warrant shall not be exercisable until such time as the authorized share capital of the Corporation has been sufficiently increased to accommodate for the exercise of the Whole Warrant.  The period of time during which the Whole Warrant cannot be exercised by the warrantholder shall automatically be extended to the Warrant Term.

6.           THE SUBSCRIBER FURTHER ACKNOWLEDGES THAT AN INVESTMENT IN THE UNITS MUST BE CONSIDERED SPECULATIVE AND IS SUBJECT TO A NUMBER OF RISK FACTORS.  THE SUBSCRIBER COVENANTS AND AGREES TO COMPLY WITH NI 45-106, NI 45-102 AND ANY OTHER APPLICABLE SECURITIES LEGISLATION, RULES, REGULATIONS, ORDERS OR POLICIES CONCERNING THE PURCHASE, HOLDING OF, AND RESALE OF THE SECURITIES.  THE SECURITIES ARE SUBJECT TO RESALE RESTRICTIONS AND WILL BEAR A LEGEND TO THAT EFFECT.

7.           In addition to one manually signed, completed copy of this Subscription Agreement, the Subscriber will execute and deliver to the Corporation all other documentation as may be required by applicable securities legislation, rules, policy statements, and orders, including NI 45-106, to permit the issue and sale of the Units.  The Subscriber acknowledges and agrees that any such documentation, when executed and delivered by the Subscriber, will form part of and will be incorporated into this Subscription Agreement with the same effect as if each constituted a representation and warranty or covenant of the Subscriber hereunder in favour of the Corporation, and the Subscriber consents to the filing of such documents and/or information contained in such documents as may be required to be filed with any securities or the regulatory authority in connection with the transactions contemplated hereby.

Representations, Warranties and Covenants by Subscriber

8.           The Subscriber represents, warrants and covenants to the Corporation (and acknowledges that the Corporation and its counsel are relying thereon) both at the date hereof and at the Closing Date that:

(a)
the Subscriber has been independently advised as to restrictions with respect to trading in the Units imposed by applicable securities legislation, confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto, acknowledges that it is aware of the characteristics of the Units, the risks relating to an investment therein and of the fact that it may not be able to resell the Securities except in accordance with limited exemptions under applicable securities legislation and regulatory policy, including NI 45-102 and the U.S. Securities Act until expiry of the applicable restricted period and compliance with the other requirements of applicable law; and the Subscriber agrees that any certificates representing the Securities, and all certificates issued in exchange therefor or in substitution thereof, will bear a legend indicating that the resale of such Securities is restricted; and

(b)
the Subscriber has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, or any other document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Units; and

(c)
the Subscriber has been afforded the opportunity (i) to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Units and (ii) to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that the Subscriber considered necessary in connection with its decision to invest in the Units; and

(d)	this Agreement is made unconditionally as a result of the Subscriber’s desire to participate in the future development of the Corporation; and

(e)
the Subscriber is purchasing as principal and it knows that it is purchasing the Units pursuant to an exemption under NI 45-106 and, as a consequence, is restricted from using most of the civil remedies available under applicable securities legislation, may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(i)
if a resident of Alberta, the Subscriber is a resident in or otherwise subject to the applicable securities laws of Alberta and it is an "accredited investor" as such term is defined in NI 45-106 promulgated under the Securities Act (Alberta) and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription Agreement; or

(ii)
if a resident of British Columbia, the Subscriber is a resident in or otherwise subject to the applicable securities laws of British Columbia and it is an "accredited investor" as such term is defined in NI 45-106 promulgated under the Securities Act (British Columbia) and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription Agreement; and

(f)
if the Subscriber is resident in any jurisdiction not referred to in Subsection  8(e) above: (a) the purchase of the Units does not contravene any of the applicable laws in the Subscriber’s jurisdiction of residence and does not trigger (i) any obligation to prepare and file a prospectus, an offering memorandum or similar document, or any other ongoing reporting requirements with respect to such purchase or otherwise, or (ii) any registration or other obligation on the part of the Corporation; (b) the sale of the Units as contemplated in the Subscription Agreement complies with or is exempt from applicable securities legislation of the Subscriber’s jurisdiction of residence and the Subscriber will provide such evidence of compliance with all such matters as the Corporation may request; (c) the Subscriber will comply with the provisions of Section 6 and Subsection 8(a) as if they were a resident of Alberta or British Columbia; and (d) and notwithstanding that the Subscriber is not a resident of Alberta or British Columbia, it is an "accredited investor" as such term is defined in NI 45-106 promulgated under the Securities Act (Alberta) and/or the Securities Act (British Columbia) and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription Agreement; and

(g)
the Subscriber has concurrently properly completed, executed and delivered a Risk Acknowledgement Form in the form attached as Exhibit 2 to this Subscription Agreement, which the Corporation is relying upon for determining the sale of securities of the Corporation to the Subscriber in a manner exempt from the registration requirements of the applicable securities laws, which form is true and correct both as of the date of execution of this Subscription Agreement and as at Closing.; and

(h)	no person has made to the Subscriber any written or oral representations:

(i)	that any person will resell or repurchase any of the Securities;

(ii)	that any person will refund the purchase price of any of the Securities;

(iii)	as to the future price or value of any of the Securities; or

(iv)	that any of the Securities will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Securities for trading on a stock exchange; and

(i)
the Subscriber has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, disclosure document or any other document describing the business and affairs of the Corporation in order to assist the Subscriber in making an investment decision in respect of the Securities; and

(j)
the issuance of the Units was not accompanied by any form of general solicitation, including but not limited to any advertisement in printed public media, radio, television or telecommunications, including electronic display, such as from the Internet.  The decision to execute this Subscription Agreement and to subscribe for the Units has not been based upon any verbal or written representation or understanding as to fact or otherwise made by or on behalf of the Corporation not otherwise contained in this Subscription Agreement and the Subscriber has no understandings to the contrary.

(k)
the Subscriber has no knowledge of a “material fact” or “material change” (as those terms are defined by applicable securities legislation) in respect of the affairs of the Corporation that has not been generally disclosed to the public, other than knowledge relating directly to its subscription for the Units; and the Corporation may complete additional financings in the future, and such future financings may have a dilutive effect on then-current security holders of the Corporation, including the Subscriber; and

(l)
the Corporation may complete additional financings in the future, and such future financings may have a dilutive effect on then-current security holders of the Corporation, including the Subscriber; and

(m)
it is aware that the Securities have not been and will not be registered under the U.S. Securities Act or any state securities laws, and that the Securities may not be offered or sold in the United States or to, or for the account or benefit of, a U.S. Person without registration under the U.S. Securities Act and all applicable state securities laws or compliance with the requirements of an exemption or exclusion from such registration requirements and acknowledges that the Corporation has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Securities; and

(n)	the Units have not been offered to the Subscriber in the United States and this Subscription Agreement has not been executed by or on behalf of the Subscriber in the United States; and

(o)	it is not a U.S. Person and is not purchasing the Units on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States; and

(p)
the Subscriber undertakes and agrees that it will not offer or sell the Securities unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or an exemption or exclusion from such registration requirements is available, and further that it will not resell the Securities except in accordance with the provisions of applicable securities legislation, regulations, rules, policies and orders and stock exchange rules; and

(q)	it will not engage in hedging transactions with regard to the Securities except in compliance with the U.S. Securities Act; and

(r)
it understands and acknowledges that the Corporation must refuse to register any transfer of the Securities not made in accordance with an available exemption or exclusion from the registration requirements of the U.S. Securities Act or pursuant to registration under the U.S. Securities Act; and

(s)
if the Subscriber is a “distributor” (as defined in Regulation S under the U.S. Securities Act) or is an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of a distributor or is acting on behalf of a distributor, (i) it agrees that it will not offer or sell the Securities during the one year period after the completion of the distribution of the Units (the “Distribution Compliance Period”) to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor), and (ii) if it sells Securities to another distributor, a dealer (as defined in Section 2(a)(12) of the U.S. Securities Act) or a person receiving a selling concession fee or other remuneration, during the Distribution Compliance Period, the Subscriber agrees that it will send a written confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor and setting forth the restrictions on offers and sales of Securities within the United States or to, or for the account or benefit of, U.S. Persons; and

(t)
the Subscriber understands and acknowledges that the Whole Warrants may not be exercised unless the Warrant Shares issuable upon such exercise have been registered under the U.S. Securities Act and all applicable state securities laws or an exemption or exclusion from such registration requirements is available; and

(u)
the Subscriber understands and acknowledges that each person exercising a Whole Warrant will be required to provide either (i) written certification that it is not in the United States or a U.S. Person and the Whole Warrant is not being exercised on behalf of a U.S. Person or a person in the United States, or (ii) a written opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that the Whole Warrant being exercised and the Warrant Shares issuable upon such exercise have been registered under the U.S. Securities Act and all applicable state securities laws or are exempt from such registration requirements; and

(v)
if any Securities are being sold pursuant to Rule 144 under the U.S. Securities Act, the United States restrictive legend may be removed from the certificates representing the Securities by delivering to the Corporation a written opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws; and

(w)
if a corporation, partnership, unincorporated association or other entity, it has the legal capacity to enter into and be bound by this Subscription Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained; and

(x)	if an individual, it is of the full age of majority and is legally competent to execute this Subscription Agreement and take all action pursuant hereto; and

(y)
it acknowledges that the net subscription proceeds (gross proceeds less expenses, including legal fees which have not been paid by the Corporation), will be immediately releasable to the Corporation on the Closing Date or later closing dates, as the case may be; and

(z)	this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(aa)
the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Subscriber is a party or by which it is bound; and

(bb)
in the case of a subscription by the Subscriber for Units acting as agent for a disclosed principal, it is duly authorized to execute and deliver this Subscription Agreement and all other necessary documentation in connection with such subscription on behalf of such principal and this Subscription Agreement has been duly authorized, executed and delivered by or on behalf of, and constitutes a legal, valid and binding agreement of, such principal; and

(cc)
the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the Subscriber’s investment and the Subscriber, or, where the Subscriber is acting as agent for a disclosed principal, each beneficial purchaser, is able to bear the economic risk of loss of the Subscriber’s entire investment in the Units; and

(dd)
except for the representations and warranties made by the Corporation herein, it has relied solely upon publicly available information relating to the Corporation and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Corporation and acknowledges that the Corporation's counsel are acting as counsel to the Corporation and not as counsel to the Subscriber; and

(ee)
the Subscriber understands that Units are being offered for sale only on a "private placement" basis and that the sale and delivery of the Units is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence (i) it is restricted from using most of the civil remedies available under applicable securities legislation; (ii) it may not receive information that would otherwise be required to be provided to it under applicable securities legislation; and (iii) the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(ff)
if required by applicable securities legislation, regulations, rules, policies or orders, NI 45-106, or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Units (including, without limitation, a completed and duly executed Representation Letter, attached as Exhibit 1); and

(gg)	the Subscriber will not resell the Securities except in accordance with the provisions of applicable securities legislation and stock exchange rules, if applicable, in the future; and

(hh)
the Subscriber deals at arm's length with the Corporation within the meaning of the Income Tax Act (Canada) and will continue to deal at arm's length with the Corporation at all times which are relevant for this Subscription Agreement; and

(ii)	none of the funds the Subscriber is using to purchase the Units are, to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities; and

(jj)
the funds representing the total Subscription Price which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLA") and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber's name and other information relating to this Subscription Agreement and the Subscriber's subscription hereunder, on a confidential basis, pursuant to the PCMLA; and

(kk)
to the best of its knowledge, the subscription funds to be provided by the Subscriber (i) have not been or will not be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, or any other jurisdiction, and (ii) are not being tendered on behalf of a person or entity who has not been identified to the Subscriber and the Subscriber shall promptly notify the Corporation if the Subscriber discovers that any of such representations cease to be true, and to provide the Corporation with appropriate information in connection therewith; and

(ll)
the Subscriber acknowledges that it has been encouraged to and should obtain independent legal, income tax and investment advice with respect to its subscription for these Units and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving representations, warranties and covenants under this Subscription Agreement.

Representations, Warranties and Covenants of the Corporation

9.           The Corporation hereby represents and warrants to the Subscriber that it has been duly incorporated and is a valid and subsisting corporation under the laws of the State of Nevada, United States, is extra-provincially registered in the Province of Alberta, Canada and has full corporate power and authority to enter into this Subscription Agreement and to perform its obligations hereunder.

10.         The Corporation hereby covenants with the Subscriber that it will take all corporate action required to issue to the Subscriber the Units and the Common Shares and the Whole Warrants comprising the Units on the Closing Date.

11.         The Corporation hereby represents and warrants to the Subscriber that it is authorized to issue up to 300,000,000 Common Shares.

Registration Rights

12.         If the Corporation proposes to register, pursuant to any registration rights agreement (a “Registration Rights Agreement”), for shareholders other than the Subscriber, any of its Common Shares or other equity securities (or securities convertible into equity securities) under the U.S. Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8, Form S-4 or Form F-4), the Corporation will, at all such times, promptly give the Subscriber written notice of such proposed registration.  Upon the written request of the Subscriber, given within 20 days after the mailing of such notice by the Corporation, the Corporation will, subject to the provisions of applicable Registration Rights Agreements, use its commercial best efforts to cause a registration statement covering all of the (i) Common Shares being acquired hereunder and (ii) Warrant Shares that each such holder has requested to be registered to become effective under the U.S. Securities Act.  Only to the extent they apply to “piggy back” registrations, such registration shall also be subject to the other provisions of each applicable Registration Rights Agreement.  For greater certainty, (i) such registration shall not be subject to any provisions of any Registration Rights Agreement that are applicable only to “demand” registrations, and (ii) the Subscriber acknowledges that except as contemplated by this Section, the Corporation is under no obligation hereunder to register any of its securities or to complete any offering of its securities it proposes to make, and the Corporation will therefore incur no liability (including any penalties that may be incurred under a Registration Rights Agreement) to the Subscriber for its failure to register any of its securities or to complete any offering of its securities.

Conversion Conditions

13.         If the closing price of the Common Shares on the principal market on which such shares trade is equal to or exceeds US$1.00 for thirty (30) consecutive trading days, then the Warrant Term shall automatically accelerate to the date which is thirty (30) calendar days following the date that written notice has been given to the warrantholder.

Notice

14.         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand delivery, facsimile transmission, other means of electronic communication or (provided that the mailing party does not know and should not reasonably have known of any disruption or anticipated disruption of postal service which might affect delivery of the mail) by registered mail (postage prepaid), to:

(a)	in the case of the Subscriber, to the address appearing on the first page of this Subscription Agreement; and

(b)	in the case of the Corporation, to the address appearing in paragraph 18 of this Subscription Agreement,

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph.

Closing

15.         The Subscriber agrees to deliver to the Corporation, not later than 4:30 p.m. (Edmonton time) on the Closing Date:

(a)	this duly completed and executed Subscription Agreement;

(b)	a certified cheque, wire transfer or bank draft payable to Deep Well Oil & Gas, Inc. for the Subscription Price of the Units subscribed for under this Subscription Agreement;

(c)	the applicable Representation Letter as follows:

(i)	if the Subscriber is an “accredited investor” in Alberta a fully completed and duly executed Representation Letter, attached as Exhibit 1 hereto; or

(ii)	if the Subscriber is an “accredited investor” in British Columbia a fully completed and duly executed Representation Letter, attached as Exhibit 1 hereto; or

(iii)	if the Subscriber is purchasing Units pursuant to Subsection 8(e) a fully completed and duly executed Representation Letter, attached as Exhibit 1 hereto; and

(d)	a completed and duly signed Risk Acknowledgement Form in the form attached as Exhibit 2 hereto.

16.         The purchase and sale of the Units pursuant to this Subscription Agreement will be completed at the offices of the Corporation’s solicitors, Parlee McLaws LLP, in Edmonton, Alberta on the Closing Date or such other place or time as the Corporation decides in its sole discretion.  On the Closing Date, the Corporation shall receive all completed subscription agreements, including this Subscription Agreement, and the Subscription Price against delivery by the Corporation of the certificates representing the Units.

17.         The Corporation shall be entitled to rely on delivery of a facsimile copy of executed subscriptions, and acceptance by the Corporation of such facsimile subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

General

18.         The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Date and will survive the completion of the issuance of the Units.  The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Corporation and it’s counsel in determining the eligibility of a purchaser of Units and the Subscriber agrees to indemnify the Corporation, including its respective affiliates, shareholders, directors, officers, partners, employees, advisors and agents, against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof.  The Subscriber undertakes to immediately notify the Corporation at Suite 700, 10150 – 100 Street, Edmonton, Alberta, T5J 0P6, Attention: Curtis Sparrow (Fax Number: (780) 409-8146), of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Date.

19.         The obligations of the parties hereunder are subject to acceptance of the terms of the Offering by any required regulatory authority.

20.         The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the purchase of the Units by the Subscriber shall be borne by the Subscriber.

21.         The contract arising out of this Subscription Agreement and all documents relating thereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

22.         Time shall be of the essence hereof.

23.         This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

24.         The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber and the Corporation and their respective heirs, executors, administrators, successors and assigns; provided that, except for the assignment by a Subscriber who is acting as agent to a beneficial disclosed purchaser and as otherwise herein provided, this Subscription Agreement shall not be assignable by any party without prior written consent of the other parties.

25.         The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder, agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder.

26.         Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

27.         The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

28.         The Subscriber acknowledges and agrees that acceptance of this Subscription Agreement will be conditional, among other things, upon the sale of Units to the Subscriber being exempt from any prospectus and offering memorandum requirements of all applicable securities laws.  The Corporation will be deemed to have accepted this Subscription Agreement upon the delivery on the Closing Date of the certificates representing the Units to or upon the direction of the Subscriber in accordance with the provisions hereof.

29.         The headings used in this Subscription Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Subscription Agreement or any provision hereof.

30.         The covenants, representations and warranties of the parties contained herein shall survive the Closing of the transactions contemplated hereby.

31.         Each party shall from time to time do such further acts and execute and deliver such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Subscription Agreement.

32.         In this Subscription Agreement, words importing the singular include the plural and vice versa and words importing persons include firms or corporations.

33.         This Subscription Agreement may be executed in any number of counterparts with the same effect as if all parties to this Subscription Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

34.         All notices hereunder will be in writing and addressed to the party for whom it is intended at the address indicated herein.  Either party may by notice to the other party change its address for service.  Any notice personally delivered will be deemed to have been given or made on the date it was actually delivered, or if sent by facsimile, will be deemed to have been given or made on the business day next following the date upon which it was transmitted.

35.         In this Subscription Agreement references to "$" are to United States dollars unless stated otherwise.

Exhibit 1

REPRESENTATION LETTER

(FOR ALBERTA AND/OR BRITISH COLUMBIA ACCREDITED INVESTORS OR ACCREDITED INVESTORS TO WHOM SUBSECTION 8(f) APPLIES)

TO:	DEEP WELL OIL & GAS, INC. (the "Corporation")

In connection with the purchase of units of the Corporation ("Units") by the undersigned subscriber or, if applicable, the principal on whose behalf the undersigned is purchasing as agent (the "Subscriber" for the purposes of this Exhibit 1), the Subscriber hereby represents, warrants, covenants and certifies to the Corporation (and acknowledges that the Corporation and its counsel are relying thereof) that:

1.	The Subscriber is resident in Alberta or British Columbia or is subject to the laws of the Province of Alberta or British Columbia;

2.
The Subscriber, unless it is a person or company described in paragraph (q) in the attached Appendix "A" that is deemed pursuant to the provisions of section 2.3(5) of National Instrument 45-106 entitled "Prospectus and Registration Exemptions" to be purchasing as principal, is purchasing the Units as principal for its own account and not for the benefit of any other person;

3.
The Subscriber is an "accredited investor" within the meaning of National Instrument 45-106 entitled "Prospectus and Registration Exemptions" by virtue of satisfying the indicated criterion as set out in Appendix "A" to this Representation Letter; and

4.	Upon execution of this Exhibit 1 by the Subscriber, this Exhibit 1 shall be incorporated into and form a part of the Subscription Agreement.

Dated: ___________________________________.

Print name of Subscriber

By:
Signature

Print name of Signatory (if different from Subscriber)

Title

IMPORTANT:  PLEASE INITIAL THE APPROPRIATE PARAGRAPH(S) ON APPENDIX "A"

APPENDIX "A"
to Exhibit 1

Accredited Investor - (defined in NI 45-106) means:

_______	(a)	a Canadian financial institution or a Schedule III bank; or

_______	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

_______	(c)
a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary; or

_______	(d)
a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador); or

_______	(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d); or

_______	(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada; or

_______	(g)
a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l'île de Montreal or an intermunicipal management board in Québec; or

_______	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government; or

_______	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada; or

_______	(j)
an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000 (Canadian); or

_______	(k)
an individual whose net income before taxes exceeded $200,000 (Canadian) in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 (Canadian) in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year; or

_______	(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000 (Canadian); or

_______	(m)
a person, other than an individual or investment fund, that has net assets of at least $5,000,000 (Canadian) as shown on its most recently prepared financial statements and such person was not created or used solely to purchase or hold securities as an “accredited investor”; or

_______	(n)	an investment fund that distributes or has distributed its securities only to:

(i) a person that is or was an accredited investor at the time of the distribution;

(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 and 2.19 of NI 45-106; or

(iii) a person described in paragraph (n)(i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106; or

_______	(o)
an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada  for which the regulator, or in Québec, the securities regulatory authority, has issued a receipt; or

_______	(p)
a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be; or

_______	(q)	a person acting on behalf of a fully managed account managed by that person, if that person

(i) is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction; and

(ii) in Ontario, is purchasing a security that is not a security of an investment fund; or

_______	(r)
a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded; or

_______	(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function; or

_______	(t)
a person in respect of which all of the owners of interests, direct, indirect, or beneficial, except the voting securities required by law to be owned by directors, are persons that are “accredited investors” (as defined in NI 45-106); or

_______	(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser; or

_______	(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an “accredited investor” (as defined in NI 45-106).

NOTE:  The investor must initial beside the applicable portion of the above definition.

For the purposes hereof:

(a)	"affiliate" - An issuer is an “affiliate” of another issuer if

(i)	one of them is the subsidiary of the other, or

(ii)	each of them is controlled by the same person;

(b)	"bank" means a bank named in Schedule I or II of the Bank Act (Canada);

(c)	"Canadian financial institution" means

(i)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or

(ii)
a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

(d)	"control person" means

(i)	for Alberta,

A.
a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer, or

B.
each person or company in a combination of persons or companies acting in concert by virtue of an agreement, arrangement, commitment or understanding, who holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer;

(ii)	for British Columbia, means

A.	a person who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, or

B.
each person in a combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a person or combination of persons holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or combination of persons is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer;

(e)	"director" means

(i)	a member of the board of directors of a company or an individual who performs similar functions for a company, and

(ii)	with respect to a person that is not an company, an individual who performs functions similar to that of a director of a company;

(f)	"eligibility adviser" means:

(i)	a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed; and

(ii)
in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not

A.	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons, and

B.
have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

(g)
"EVCC" means an employee venture capital corporation that does not have a restricted constitution and is registered under Part 2 of the Employee Investment Act (British Columbia), R.S.B.C. 1996 c. 112, and whose business objective is making multiple investments;

(h)	"executive officer" means, for an issuer, an individual who is

(i)	a chair, vice-chair or president,

(ii)	a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(iii)	performing a policy-making function in respect of the issuer;

(i)	"financial assets" means

(i)	cash;

(ii)	securities; or

(iii)	a contract of insurance, a deposit or evidence of a deposit that is not a security for the purposes of securities legislation;

(j)	"foreign jurisdiction" means a country other than Canada or a political subdivision of a country other than Canada;

(k)	"founder" means, in respect of an issuer, a person who,

(i)	acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(ii)	at the time of the distribution or trade is actively involved in the business of the issuer;

(l)
"fully managed account" means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client's express consent to a transaction;

(m)	"jurisdiction" means a province or territory of Canada except when used in the term "foreign jurisdiction";

(n)	"individual" means

(i)	for Alberta, a natural person, but does not include

A.	a partnership, unincorporated association, unincorporated syndicate, unincorporated organization or a trust, or

B.	a natural person in the person's capacity as trustee, executor, administrator or other legal representative;

(ii)	for British Columbia, a natural person, but does not include

A.	a partnership, unincorporated association, unincorporated syndicate, unincorporated organization or trust, or

B.	a natural person in the person's capacity as a trustee, executor, administrator or personal or other legal representative;

(o)	"investment fund" means a mutual fund or a non-redeemable investment fund, and, for greater certainty in British Columbia, includes an EVCC and a VCC;

(p)	"non-redeemable investment fund" means an issuer,

(i)	whose primary purpose is to invest money provided by its securityholders,

(ii)	that does not invest,

A.	for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or

B.	for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

(iii)	that is not a mutual fund;

(q)	"person" includes

(i)	an individual;

(ii)	a corporation;

(iii)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not; and

(iv)	an individual or other person in that person's capacity as a trustee, executor, administrator or personal or other legal representative;

(r)	"related liabilities" means

(i)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(ii)	liabilities that are secured by financial assets;

(s)	"Schedule III bank" means an authorized foreign bank named in Schedule III of the Bank Act (Canada):

(t)	"securities legislation" means

(i)	for Alberta, the Securities Act (Alberta) and the regulations and rules under such Act and the blanket rulings and orders issued by the securities regulatory authority;

(ii)	for British Columbia, the Securities Act (British Columbia) and the regulations, rules and forms under such Act and the blanket rulings and orders issued by the securities regulatory authority;

(iii)	for other Canadian jurisdictions, such other statutes and instruments as are listed in Appendix B of National Instrument 14-101 – Definitions;

(u)	"securities regulatory authority" means

(i)	for Alberta, the Alberta Securities Commission;

(ii)	for British Columbia, the British Columbia Securities Commission;

(iii)	for other Canadian jurisdictions, means the securities regulatory authority as listed in Appendix C of National Instrument 14-101 – Definitions;

(v)	"spouse" means, an individual who,

(i)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual; or

(ii)	is living with another individual in a marriage-like relationship, including a marriage-like relationship of individuals of the same gender; or

(iii)	in Alberta, is an individual referred to in paragraph (i) or (ii) or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

(w)	"subsidiary" means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary; and

(x)
"VCC" means a venture capital corporation registered under Part 1 of the Small Business Venture Capital Act (British Columbia), R.S.B.C. 1996 c. 429 whose business objective is making multiple investments.

Meaning of Control:

A person ("first person") is considered to "control" another person ("second person") if:

(i)
the first person beneficially owns or directly or indirectly, exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation; or

(ii)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or

(iii)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

Exhibit 2

RISK ACKNOWLEDGEMENT FORM

Risk Acknowledgement under Alberta Securities Commission Blanket Order 31-505 and British Columbia Securities Commission BCI 32-513 Registration Exemption for Trades in Connection with Certain Prospectus-Exempt Distributions Pursuant to National Instrument 31-103

Name of Issuer:	Deep Well Oil & Gas, Inc.

Name of Seller:	Deep Well Oil & Gas, Inc.

I acknowledge that

•	the person selling me these securities is not registered with a securities regulatory authority and is prohibited from telling me that this investment is suitable for me;

•	the person selling me these securities does not act for me;

•	this is a risky investment and I could lose all my money; and,

•	I am investing entirely at my own risk.

Date	Signature of Purchaser

Print name of Purchaser

Deep Well Oil & Gas, Inc.
Name of salesperson acting on behalf of seller

Sign two copies of this document.  Keep one copy for your records.

National Instrument 45-106 Prospectus and Registration Exemptions may require you to sign an additional risk acknowledgement form.

If you want advice about the merits of this investment and whether these securities are a suitable investment for you, contact a registered adviser or dealer.

(Corporation’s Copy)

RISK ACKNOWLEDGEMENT FORM

Risk Acknowledgement under Alberta Securities Commission Blanket Order 31-505 and British Columbia Securities Commission BCI 32-513 Registration Exemption for Trades in Connection with Certain Prospectus-Exempt Distributions Pursuant to National Instrument 31-103

Name of Issuer:	Deep Well Oil & Gas, Inc.

Name of Seller:	Deep Well Oil & Gas, Inc.

I acknowledge that

•	the person selling me these securities is not registered with a securities regulatory authority and is prohibited from telling me that this investment is suitable for me;

•	the person selling me these securities does not act for me;

•	this is a risky investment and I could lose all my money; and,

•	I am investing entirely at my own risk.

Date	Signature of Purchaser

Print name of Purchaser

Deep Well Oil & Gas, Inc.
Name of salesperson acting on behalf of seller

Sign two copies of this document.  Keep one copy for your records.

National Instrument 45-106 Prospectus and Registration Exemptions may require you to sign an additional risk acknowledgement form.

If you want advice about the merits of this investment and whether these securities are a suitable investment for you, contact a registered adviser or dealer.

(Subscriber’s Copy)